EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS

FOURTH QUARTER AND FULL YEAR 2005 RESULTS

Bedford, MA—February 8, 2006—Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that its consolidated GAAP net income for the fourth quarter ended December 31, 2005 totaled $2.7 million or $0.15 per share. On a non-GAAP basis excluding legal expenses and related charges associated with the Freedom Wireless lawsuit, the Company would have reported net income of $2.5 million, or $0.14 per share.

The consolidated GAAP net income compares with net income of $4.0 million, or $0.22 per share, for the fourth quarter 2004. On a non-GAAP basis excluding legal expenses and related charges associated with the Freedom Wireless lawsuit, the Company would have reported net income of $4.6 million, or $0.26 per share for the fourth quarter of 2004. Total revenues for the fourth quarter of 2005 increased by $247,000, or 1%, to $26.3 million from the fourth quarter of 2004 and increased by $629,000, or 2% sequentially, from the third quarter of 2005.

For the full year ended December 31, 2005, bcgi reported a consolidated GAAP net loss of $54.2 million, or $3.07 per share, which includes a $64.3 million non-cash charge recorded in the second and third quarters to reserve for the potential loss in the Freedom Wireless lawsuit, which bcgi continues to contest. The GAAP results compare to net income of $17.2 million, or $0.94 per share, for the year ended December 31, 2004. On a non-GAAP basis, excluding charges and legal expenses related to the Freedom Wireless lawsuit, the Company would have reported 2005 net income of $10.3 million, or $0.58 per share. This compares with non-GAAP net income of $19.1 million, or $1.04 per share for the year ended December 31, 2004.

Total revenues for the year ended December 31, 2005 decreased 4% to $103.9 million from 2004 annual revenues of $107.9 million. Cash, short-term investments, and restricted cash increased $7.3 million during the fourth quarter to $80.8 million as of December 31, 2005. This increase was principally driven by operating results and to a lesser extent, days sales outstanding (DSO) which was better than expected at 55 days at December 31, 2005 compared to 58 days as of September 30, 2005.

As of December 31, 2005, bcgi had 4.09 million subscribers on its Real-Time Billing platform, 315,000 higher than December 31, 2004 and 51,000 higher than September 30, 2005. The increase resulted principally from subscriber growth in the seasonally strong fourth quarter, as well as lower than expected conversions from Verizon Wireless and Cingular Wireless who, as previously disclosed, have been migrating off of the Company’s Real-Time Billing platform. Total average billed minutes of use per subscriber per month was 146 minutes, a 32% increase over the fourth quarter of 2004 and 11% higher than the three months ended September 30, 2005. The average billed rate per minute declined approximately 39% compared to the same quarter in the prior year and 15% compared to the third quarter of 2005. This decline in the Company’s average billed rate per minute was primarily due to customers with lower contractual pricing becoming a larger proportion of Real-Time Billing revenues, in addition to customary volume discounts for those customers.

Freedom Wireless Litigation Status

The Company is in the process of appealing the Freedom Wireless judgment in the U.S. Court of Appeals for the Federal Circuit (the “Appeals Court”). On December 15, 2005 the Appeals Court stayed the injunction previously granted by the U.S. District Court for the District of Massachusetts. Therefore, bcgi’s carrier customers, including bcgi’s co-defendant Cingular Wireless, may continue to use bcgi’s Real-Time Billing service during the appeal process. Although the timing of proceedings during the appeal process may vary, the Company believes the appeal will continue into 2007. As previously announced, the Company has accrued an estimated loss of $64.3 million with respect to the Freedom Wireless judgment, excluding additional legal charges which are, and will continue to be, expensed as incurred. However, the actual loss, if any, may be higher or lower than the amount accrued and could be higher than the current judgment of $165 million.

Outlook

The Company expects that revenues and earnings will decrease for the quarter ending March 31, 2006 compared to the fourth quarter ending December 31, 2005. The anticipated decrease in revenues and earnings is based on expectations that Verizon Wireless and Cingular Wireless will each constitute less than 10% of net revenues for the first quarter of 2006, compared to 21% and 9% of revenues, respectively, for the three months ended December 31, 2005. Verizon Wireless and Cingular Wireless are also anticipated to be fully migrated off of the Company’s Real-Time Billing platform by June, 2006. Additionally, the Company has been informed by Alltel Corporation and other smaller carriers that, due to uncertainty resulting from the Freedom Wireless litigation, they plan to reduce or stop using the Company’s Real-Time Billing platform. Revenue generated by the Company from these carriers totaled approximately 10% of bcgi’s 2005 revenues. Since the Company cannot anticipate the impact on its business due to the Freedom Wireless litigation, the Company has not provided precise earnings guidance at this time.

The Company is continuing to invest in its customer and product diversification strategy which includes support of its bcgi Access Management, bcgi Payment and Voyager Billing products and expansion into new domestic and international wireless markets, including the developing MVNO market. These strategic initiatives are expected to result in sequential increases in cost of revenues and sales and marketing. Principally due to the timing of payments related to certain year-end accruals, the Company expects cash to decrease by approximately $8 to $10 million as of March 31, 2006. Legal costs during the first quarter of 2006 are estimated to be approximately $1.0 million.

“Our financial results for the fourth quarter reflect bcgi’s ability to meet operator demand for world-class products and services,” said E. Y. Snowden, bcgi’s president and chief executive officer. “Additionally, we are encouraged by the recent favorable rulings from the Appeals Court to stay the injunction pending appeal. Our product and customer diversification strategy, supported by innovative product development, a targeted sales push into emerging and mature markets worldwide, and our recently announced Global Alliance Program, continue to be our primary focus, in addition to resolution of the Freedom Wireless litigation.”

Use of Non-GAAP Financial Measures

The non-GAAP operating results included in this release are non-GAAP financial measures under the rules of the Securities and Exchange Commission. In the fourth quarter of 2005, these results exclude $1.4 million of related legal costs and the corresponding estimated income tax effect. For the year ended December 31, 2005, these results exclude the $64.3 million estimated loss on litigation, $10.2 million of related legal costs and the corresponding estimated income tax effect. The Company included this information because the Company believes this information is an appropriate measure for evaluating the Company’s operating performance and will assist investors in understanding the Company’s results of operations on a comparative basis. The Company uses this non-GAAP information internally to help the Company’s management more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance on a comparative basis. This non-GAAP information supplements the GAAP financial information contained herein, and is not intended to represent a measure of performance in accordance with disclosures prepared in accordance with GAAP.

Conference Call

The Company will be holding a conference call and webcast at 5:00PM ET on Wednesday, February 8, 2006 to discuss results for the period ended December 31, 2005, and management’s outlook. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for seven days following the call via telephone at 1-800-642-1687 (conf id 4419011) and will be available for 90 days on the web at www.bcgi.net.

ABOUT THE COMPANY

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding revenues and earnings estimates, estimates of future legal expenses, estimates of appeals process length, estimated future cash balance and expectations regarding new product offerings and expansion into new markets. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are: an unfavorable judgment in the appeal of the Freedom Wireless suit which could result in substantial damages and indemnification obligations that could exceed the Company’s ability to pay and could significantly restrict bcgi’s ability to conduct business, including the Company seeking protection under U.S. Bankruptcy Code, the loss of additional customers (beyond Verizon Wireless, Cingular Wireless and Alltel Corporation) or certain of their markets because of negative pressure caused by the Freedom Wireless suit or for any other reason, specifically, Sprint Nextel Corporation, who represented 38% of the Company’s consolidated revenues for the year ended December 31, 2005 and 46% for the three months ended December 31, 2005, greater than expected pricing reductions from major carrier customers, network outages that can cause reductions in revenue due to penalty clauses contained in certain of our carrier customer contracts, or non-renewal of customer contracts, including Sprint Nextel Corporation whose contract expires in the first quarter of 2007, the ability to market and sell new solutions to wireless operators, as well as the others factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the three months ended September 30, 2005 and annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries—investor_relations@bcgi.net

Financial Relations Board:

Joe Calabrese, Investor Inquiries (212) 827-3772

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended			Year Ended
	12/31/05	9/30/05	12/31/04	12/31/05	12/31/04
Net revenues:	$26,260	$25,631	$26,013	$103,858	$107,928
Expenses (4):
Cost of revenues (1)	6,742	6,570	5,879	25,886	23,975
Engineering, research and development	4,434	4,608	3,425	16,670	12,561
Sales and marketing	2,865	3,012	1,597	10,590	6,629
General and administrative	3,432	4,014	3,299	15,001	13,023
General and administrative – legal expense (2)	1,385	2,305	941	10,219	2,991
Estimated loss from litigation	—	40,300	—	64,300	—
Depreciation and amortization	5,353	5,237	5,479	21,348	22,332

Total operating expenses	24,211	66,046	20,620	164,014	81,511

Operating income (loss)	2,049	(40,415)	5,393	(60,156)	26,417
Interest income	531	420	303	1,759	1,188

Income (loss) from continuing operations before income taxes	2,580	(39,995)	5,696	(58,397)	27,605
Provision/(benefit) for income taxes	(72)	590	1,739	(4,235)	10,394

Income (loss) from continuing operations	2,652	(40,585)	3,957	(54,162)	17,211
Discontinued operations (3):
Loss from discontinued operations, net of income taxes	—	—	—	—	(11)

Net income (loss)	$2,652	$(40,585)	$3,957	$(54,162)	$17,200

Basic Net Income (Loss) Per Share:
Continuing operations	$0.15	$(2.29)	$0.23	$(3.07)	$0.96

Net income (loss)	$0.15	$(2.29)	$0.23	$(3.07)	$0.96

Weighted average common shares outstanding	17,734	17,734	17,566	17,663	17,918

Diluted Net Income (Loss) Per Share:
Continuing operations	$0.15	$(2.29)	$0.22	$(3.07)	$0.94

Net income (loss)	$0.15	$(2.29)	$0.22	$(3.07)	$0.94

Weighted average common shares outstanding	17,735	17,734	17,835	17,663	18,256

Notes to Condensed Consolidated Statements of Operations:

(1)	Exclusive of depreciation and amortization, which is shown separately.
(2)	General and administrative – legal expenses consist primarily of legal and related fees to defend the patent infringement suits brought by Freedom Wireless.
(3)	The Company’s Roaming Service business was discontinued in the quarter ended March 31, 2004.
(4)	Certain amounts in the above statement have been reclassified to conform to the current year presentation.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(unaudited and in thousands)

	December 31, 2005	September 30, 2005	December 31, 2004
Current assets:
Cash and short-term investments	$39,350	$32,351	$77,752
Restricted cash	41,466	41,130	—
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $949 in 2005 and $474 in 2004	14,830	15,326	17,358
Prepaid expenses and other assets	3,443	5,658	2,907
Deferred income taxes	—	145	319

Total current assets	99,089	94,610	98,336
Property and equipment, net	53,283	53,210	55,559
Goodwill and other assets	22,919	23,138	14,116

Total assets	$175,291	$170,958	$168,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,177	$15,997	$19,042
Accrued estimated loss from litigation	64,300	64,300	—

Total current liabilities	84,477	80,297	19,042
Non-current liabilities:
Accrued pension liability	4,468	4,210	3,476
Deferred income taxes	—	4,280	7,046

Total non-current liabilities	4,468	8,490	10,522
Shareholders’ equity:
Common stock and additional paid-in capital	106,078	104,784	104,017
Retained earnings (accumulated deficit)	(19,732)	(22,613)	34,430

Total shareholders’ equity	86,346	82,171	138,447

Total liabilities and shareholders’ equity	$175,291	$170,958	$168,011

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited and in thousands)

	Year ended December 31,
	2005	2004
OPERATING ACTIVITIES
Net income (loss) from continuing operations	$(54,162)	$17,211
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,348	22,332
Deferred income taxes	(6,727)	1,044
Tax benefit from stock option exercises	1,624	—
Other non-cash expense	8	129
Changes in operating assets and liabilities:
Restricted cash	(41,466)	—
Accounts receivable	2,709	931
Prepaid expenses and other assets	(844)	(588)
Accrued estimated loss from litigation	64,300
Accounts payable, accrued expenses and deferred revenue	2,292	955

Net cash provided by (used in) operating activities of continuing operations	(10,918)	42,014

Loss from discontinued operations	—	(11)
Net change in operating assets and liabilities of discontinued operations	—	(279)

Net cash used in operating activities of discontinued operations	—	(290)

Net cash provided by (used in) operations	(10,947)	41,724

INVESTING ACTIVITIES
Acquisition of business and payment of earnout	(7,536)	(1,773)

Purchases of long-term investments	(2,134)	(2,740)

Sales of short-term investments, net of purchases	43,449	(4,823)

Purchase of property and equipment	(18,243)	(18,983)

Net cash provided by (used in) investing activities	15,536	(28,319)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and employee stock purchase plan	516	1,283
Repurchase of common stock	—	(8,181)

Net cash provided by (used in) financing activities	516	(6,898)
Increase in cash and cash equivalents	5,134	6,507
Cash and cash equivalents at beginning of period	9,467	2,960

Cash and cash equivalents at end of period	$14,601	$9,467

Non-GAAP Statements of Operations

Impact of Non-GAAP Adjustments on Reported Net Income

(Unaudited and in thousands, except for per share amounts)

	Three Months ended December 31, 2005
	GAAP	Adjustments	Non-GAAP As Adjusted
Net revenues:	$26,260	$—	$26,260
Expenses:
Cost of revenues	6,742	—	6,742
Engineering, research and development	4,434	—	4,434
Sales and marketing	2,865	—	2,865
General and administrative	3,432	—	3,432
General and administrative – legal expense (2)	1,385	(1,385)	—
Depreciation and amortization	5,353	—	5,353

Total operating expenses	24,211	(1,385)	22,826

Operating income	2,049	1,385	3,434
Interest income	531	—	531

Income from continuing operations before income taxes	2,580	1,385	3,965
Provision /(benefit) for income taxes (1)	(72)	1,499	1,427

Net income	$2,652	$(114)	$2,538

Basic Net Income Per Share:
Net income	$0.15		$0.14

Weighted average common shares outstanding	17,734		17,734
Diluted Net Income Per Share:
Net income	$0.15		$0.14

Weighted average common shares outstanding	17,735		17,735

(1)	Amount represents the adjustment necessary to adjust the GAAP tax rate, which includes a valuation allowance for certain deferred tax assets and for all state net operating loss carryforwards, to the Company’s annual effective tax rate excluding these amounts, or 36%.
(2)	Amount primarily represents the legal and related fees associated with the Freedom Wireless lawsuit.

Non-GAAP Statements of Operations

Impact of Non-GAAP Adjustments on Reported Net Income (Loss)

(Unaudited and in thousands, except for per share amounts)

	Year ended December 31, 2005
	GAAP	Adjustments	Non-GAAP As Adjusted
Net revenues:	$103,858	$—	$103,858
Expenses:
Cost of revenues	25,886	—	25,886
Engineering, research and development	16,670	—	16,670
Sales and marketing	10,590	—	10,590
General and administrative	15,001	—	15,001
General and administrative – legal expense (3)	10,219	(10,219)	—
Estimated loss from lawsuit (1)	64,300	(64,300)
Depreciation and amortization	21,348	—	21,348

Total operating expenses	164,014	(74,519)	89,495

Operating income (loss)	(60,156)	74,519	14,363
Interest income	1,759	—	1,759

Income (loss) from continuing operations before income taxes	(58,397)	74,519	16,122
Provision / (benefit) for income taxes (2)	(4,235)	10,041	5,806

Net income/ (loss)	$(54,162)	$64,478	$10,316

Basic Net Income (Loss) Per Share:
Net income (loss)	($3.07)		$0.58

Weighted average common shares outstanding	17,663		17,663
Diluted Net Income (Loss) Per Share:
Net income (loss)	($3.07)		$0.58

Weighted average common shares outstanding	17,663		17,696

(1)	Amount represents the estimated loss contingency for the Freedom Wireless lawsuit, excluding legal charges.
(2)	Amount represents the adjustment necessary to adjust the GAAP tax rate, which includes a valuation allowance for certain deferred tax assets and for all state net operating loss carryforwards, to the Company’s annual effective tax rate excluding these amounts, or 36%.
(3)	Amount primarily represents the legal and related fees associated with the Freedom Wireless lawsuit.

Non-GAAP Statements of Operations

Impact of Non-GAAP Adjustments on Reported Net Income

(Unaudited and in thousands, except for per share amounts)

	Three Months ended December 31, 2004
	GAAP	Adjustments	Non-GAAP As Adjusted
Net revenues:	$26,013	$—	$26,013
Expenses:
Cost of revenues	5,879	—	5,879
Engineering, research and development	3,425	—	3,425
Sales and marketing	1,597	—	1,597
General and administrative	3,299	—	3,299
General and administrative –legal expense (1)	941	(941)	—
Depreciation and amortization	5,479	—	5,479

Total operating expenses	20,620	(941)	19,679

Operating income	5,393	941	6,334
Interest income	303	—	303

Income from continuing operations before income taxes	5,696	941	6,637
Provision /(benefit) for income taxes	1,739	287	2,026

Net income	$3,957	$654	$4,611

Basic Net Income Per Share:
Net income	$0.23		$0.26

Weighted average common shares outstanding	17,566		17,566
Diluted Net Income Per Share:
Net income	$0.22		$0.26

Weighted average common shares outstanding	17,835		17,835

(1)	Amount primarily represents the legal and related fees associated with the Freedom Wireless lawsuit.

Non-GAAP Statements of Operations

Impact of Non-GAAP Adjustments on Reported Net Income

(Unaudited and in thousands, except for per share amounts)

	Year ended December 31, 2004
	GAAP	Adjustments	Non-GAAP As Adjusted
Net revenues:	$107,928	$—	$107,928
Expenses :
Cost of revenues	23,975	—	23,975
Engineering, research and development	12,561	—	12,561
Sales and marketing	6,629	—	6,629
General and administrative	13,023	—	13,023
General and administrative – legal expense (1)	2,991	(2,991)	—
Estimated loss from litigation	—	—	—
Depreciation and amortization	22,332	—	22,332

Total operating expenses	81,511	(2,991)	78,520

Operating income	26,417	2,991	29,408
Interest income	1,188	—	1,188

Income from continuing operations before income taxes	27,605	2,991	30,596
Provision/(benefit) for income taxes	10,394	1,126	11,520

Income from continuing operations	17,211	1,865	19,076
Discontinued operations :
Loss from discontinued operations, net of income taxes	(11)	—	(11)

Net income	$17,200	$1,865	$19,065

Basic Net Income Per Share:
Net income	$0.96		$1.06

Weighted average common shares outstanding	17,918		17,918
Diluted Net Income Per Share:
Net income	$0.94		$1.04

Weighted average common shares outstanding	18,256		18,256

(1)	Amount primarily represents the legal and related fees associated with the Freedom Wireless lawsuit.